Exhibit 99.1

CHROMADEX CORPORATION REPORTS 2018 FINANCIAL RESULTS

- Full Year 2018 Net Revenues Increased by 49% to $31.6 Million and Fourth Quarter 2018 Net Revenues Increased by 20% to $9.1 Million -

Fourth Quarter 2018 Highlights vs. Fourth Quarter 2017

●
Entered into a global license and supply agreement with Nestlé Health Science (“NHSc”), which provides NHSc with the exclusive right to include TRU NIAGEN® in its branded medical nutrition products and co-exclusive rights to include TRU NIAGEN in its protein based ready to drink or loose powder beverages;
●
Received regulatory approval to sell TRU NIAGEN across all channels in Canada, with initial launch on www.truniagen.ca and to healthcare practitioners at Fullscript Canada; and
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Net sales for the fourth quarter of 2018 were $9.1 million, an increase of 20% compared to $7.5 million in the fourth quarter of 2017.

Full Year 2018 Highlights vs. Full Year 2017

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Net sales for the full year 2018 were a record $31.6 million, an increase of 49% compared to $21.2 million for the full year 2017;
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TRU NIAGEN net sales for the full year 2018 were $18.5 million, an increase of 238% compared to $5.5 million for the full year 2017; and
●
United States Patent Trademark Office confirmed the validity of the patents company exclusively licenses for NIAGEN®, and company is prepared to vigorously prosecute its pending infringement action.

LOS ANGELES, March 7, 2019 (GLOBE NEWSWIRE) - ChromaDex Corp. (NASDAQ:CDXC) today reported fourth quarter and full year 2018 financial results.

“Our momentum continues with another strong quarter, and a strong year overall. In 2018, we successfully focused on the fundamentals, continuing to grow our business and strengthen our patents, while assembling a visionary leadership team, enhancing brand awareness, expanding our global reach, and securing a supply and license agreement with another great global partner, Nestlé Health Science,” said Rob Fried, ChromaDex Chief Executive Officer.

Results of operations for the three months ended December 31, 2018

For the three months ended December 31, 2018 (“Q4 2018”), ChromaDex reported net sales of $9.1 million, up 20% compared to $7.5 million in the fourth quarter of 2017 ("Q4 2017"). The increase in Q4 2018 revenues was driven by growth in sales of TRU NIAGEN.

Gross margin as a percentage of net sales improved by 110 basis points to 52.0% for Q4 2018 compared to 50.9% versus the prior year. We experienced better gross margins due to the positive impact of TRU NIAGEN consumer product sales, which was partially offset by a negative impact of 140 basis points related to our decision to wind down sales for two ingredients in our ingredients segment.

Operating expenses were $13.0 million in Q4 2018, compared to $12.6 million in the same period for 2017. The increase of $0.4 million in operating expenses was the result of the Company’s strategic decision to invest $2.3 million more in advertising and marketing to build out the TRU NIAGEN brand, offset by $1.8 million of lower general and administrative spending and $0.2 million lower R&D expenses. The lower general and administrative expenses was primarily due to lower equity-based compensation expenses, which decreased by $1.6 million, from $3.4 million to $1.8 million.

The net loss for the fourth quarter of 2018 was $8.2 million or ($0.15) per share as compared to a net loss of $8.8 million or ($0.17) per share for the fourth quarter of 2017. For Q4 2018, the reported loss was negatively impacted by a non-cash charge of $2.0 million related to equity-based compensation.

Results of operations for the year ended December 31, 2018

For full year 2018, net revenues were $31.6 million, up 49% compared to $21.2 million from continuing operations for full year 2017, fueled by the growth of TRU NIAGEN. TRU NIAGEN net revenues increased by 238%, from $5.5 million to $18.5 million and represented 58% of the total company’s revenues.

Gross margin as a percentage of net sales improved for full year 2018 by 150 basis points to 50.9% compared to 49.4% for the same period in 2017. We experienced better margins due to the positive impact of TRU NIAGEN consumer product sales.

Operating expenses were $49.2 million for full year 2018, compared to $26.9 million from continuing operations in the same period for 2017. The increase of $22.3 million in operating expenses for full year 2018 was the result of the Company’s strategic decision to invest $12.1 million more in advertising and marketing to build the TRU NIAGEN brand, as well as higher R&D expenses of $1.5 million, higher legal costs of $4.7 million, and higher equity-based compensation of $1.0 million in general and administrative expenses. Excluding legal and equity-based compensation expenses, general and administrative expenses were $11.7 million, up by $3.8 million as compared to the prior year.

The net loss for full year 2018 was $33.3 million or ($0.61) per share as compared to a loss from continuing operations of $16.5 million or ($0.37) per share for full year 2017. For full year 2018, the reported loss was negatively impacted by a non-cash charge of $6.4 million related to equity-based compensation.

For full year 2018, the net cash used in operating activities was $20.9 million versus $9.8 million in the prior year. The Company ended the year of 2018 with a solid balance sheet with cash of $22.6 million, which does not include the $4 million upfront payment from Nestlé since the payment was received in the first quarter of 2019.

2019 Outlook

Looking forward, the Company expects revenue growth to be driven primarily by its U.S. ecommerce and Watsons’ international business, as well as the launch of TRU NIAGEN® with other distributors in certain new international markets. The Company expects continued gross margin improvement and lower selling, marketing and advertising in absolute dollars as well as general and administrative expenses as a percentage of net sales.

Based on these drivers, we continue to expect the Company to be cash flow breakeven by the fourth quarter of 2019 or early 2020.

Investor Conference Call

ChromaDex management will host an investor conference call to discuss the year end results and provide a general business update on Thursday, March 7, at 4:30pm ET.

Participants should call in at least 10 minutes prior to the call. The dial-in information is as follows:

Date: Thursday, March 7, 2019

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-866-327-8118

International dial-in number: 1-678-509-7526

Conference ID: 5675308

Webcast link: https://edge.media-server.com/m6/p/h5vfpb7m

The webcast replay will be available after the completion of the call on the Investor Relations section of the Company website, www.chromadex.com.

The earnings press release, and its accompanying financial exhibits, will be available on the Investor Relations section of the Company website, www.chromadex.com.

About ChromaDex:

ChromaDex Corp. is a science-based integrated nutraceutical company devoted to improving the way people age. ChromaDex scientists partner with leading universities and research institutions worldwide to uncover the full potential of NAD and identify and develop novel, science-based ingredients. Its flagship ingredient, NIAGEN® nicotinamide riboside, sold directly to consumers as TRU NIAGEN®, is backed with clinical and scientific research, as well as extensive IP protection. TRU NIAGEN® is helping the world AGE BETTER®. ChromaDex maintains a website at www.chromadex.com to which ChromaDex regularly posts copies of its press releases as well as additional and financial information about the Company.

Important Note on Forward Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include the quotation from ChromaDex’s Chief Executive Officer, and statements related to future, revenue growth being driven by ChromaDex’s U.S. ecommerce and Watsons’ international business, launching TRU NIAGEN in certain new international markets, the expectations of gross margin improvement, the expectations of lower selling, marketing and advertising expenses in absolute dollars, the expectations of lower general and administrative expenses as a percentage of net sales and the expectations of future cash flow. Other risks that contribute to the uncertain nature of the forward-looking statements are reported in our most recent Forms 10-Q and 10-K as filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

ChromaDex Investor Relations Contact:

Brianna Gerber, Sr. Director of FP&A and Investor Relations
(949) 344-3782
briannag@chromadex.com

ChromaDex Media Contact:

Alex Worsham, Director of Strategic Partnerships
(949) 648-3775
alexw@chromadex.com

ChromaDex Corporation

ChromaDex Corporation and Subsidiaries

Consolidated Statements of Operations
Three Months Ended December 31, 2018 and December 30, 2017
(In thousands, except per share data)

	Q4 2018	Q4 2017

Sales, net	$9,067	$7,531
Cost of sales	4,356	3,696

Gross profit	4,711	3,835

Operating expenses:
Sales and marketing	4,658	2,401
Research and development	1,275	1,453
General and administrative	6,943	8,759
Other	75	-
Operating expenses	12,951	12,613

Operating loss	(8,240)	(8,778)

Nonoperating income (expense):
Interest income (expense), net	22	(44)
Nonoperating income (expenses)	22	(44)

Net loss	$(8,218)	$(8,822)

Basic and diluted loss per common share	$(0.15)	$(0.17)

Basic and diluted weighted average common shares outstanding	55,203	51,179

See Notes to Consolidated Financial Statements in Part II of ChromaDex's Annual Report on Form 10-K filed with Securities and Exchange Commission on March 7, 2019.

ChromaDex Corporation and Subsidiaries

Consolidated Statements of Operations
Years Ended December 31, 2018 and December 30, 2017
(In thousands, except per share data)

	2018	2017

Sales, net	$31,557	$21,201
Cost of sales	15,502	10,724

Gross profit	16,055	10,477

Operating expenses:
Sales and marketing	16,537	4,459
Research and development	5,478	4,007
General and administrative	27,137	17,642
Other	75	746
Operating expenses	49,227	26,854

Operating loss	(33,172)	(16,377)

Nonoperating expense:
Interest expense, net	(79)	(153)
Other	(65)	-
Nonoperating expenses	(144)	(153)

Loss from continuing operations	(33,316)	(16,530)

Loss from discontinued operations	-	(315)
Gain on sale of discontinued operations	-	5,467
Income from discontinued operations, net	-	5,152

Net loss	$(33,316)	$(11,378)

Basic and diluted earnings (loss) per common share:
Loss from continuing operations	$(0.61)	$(0.37)
Earnings from discontinued operations	$-	$0.11

Basic and diluted loss per common share	$(0.61)	$(0.26)

Basic and diluted weighted average common shares outstanding	55,006	44,599

See Notes to Consolidated Financial Statements in Part II of ChromaDex's Annual Report on Form 10-K filed with Securities and Exchange Commission on March 7, 2019.

ChromaDex Corporation and Subsidiaries

Consolidated Balance Sheets
December 31, 2018 and December 30, 2017
(In thousands, except per share data)

	Dec. 31, 2018	Dec. 30, 2017
Assets

Current Assets
Cash, including restricted cash of $0.2 million and $0, respectively	$22,616	$45,389
Trade receivables, net of allowances of $0.5 million and $0.7 million, respectively;
Receivables from Related Party: $0.7 million and $1.0 million, respectively	4,359	5,338
Contract assets	56	-
Receivable held at escrow, net of allowance of $0.1 million	677	-
Inventories	8,249	5,796
Prepaid expenses and other assets	577	655
Total current assets	36,534	57,178

Leasehold Improvements and Equipment, net	3,585	2,872
Deposits	243	272
Receivable Held at Escrow	-	750
Intangible Assets, net	1,547	1,652
Other Long-term Assets	323	-

Total assets	$42,232	$62,724

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$9,548	$3,719
Accrued expenses	4,313	3,645
Current maturities of capital lease obligations	173	196
Contract liabilities and customer deposits	275	314
Deferred rent, current	131	114
Due to officer	-	100
Total current liabilities	14,440	8,088

Capital Lease Obligations, Less Current Maturities	137	310
Deferred Rent, Less Current	477	492

Total liabilities	15,054	8,890

Commitments and Contingencies

Stockholders' Equity
Common stock, $.001 par value; authorized 150,000 shares;
issued and outstanding December 31, 2018 55,089 shares and
December 30, 2017 54,697 shares	55	55
Additional paid-in capital	116,876	110,380
Accumulated deficit	(89,753)	(56,601)
Total stockholders' equity	27,178	53,834

Total liabilities and stockholders' equity	$42,232	$62,724

See Notes to Consolidated Financial Statements in Part II of ChromaDex's Annual Report on Form 10-K filed with Securities and Exchange Commission on March 7, 2019.